Consent of Independent Auditors




We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 8, 2001 with respect to the financial statements of American Enterprise Life Insurance Company and to the use of our report dated March 23, 2001 with respect to the financial statements of American Enterprise Variable Annuity Account (comprised of subaccounts ESI, ECR, EMS, EIE, EMG, EGD, EAG, EGN, EIN, EVA, EIG, EVL, ELA, EPA, ESB, EWG, EEQ, EMD, ESC, EUS, EGR, EHI, EDI, EPD, EGI, EPG, EHY, EPH, ENO and EPV), included in Post-Effective Amendment No. 14 to the Registration Statement (Form N-4, No. 33-54471) and related Prospectus for the registration of the AEL Personal Portfolio Plus 2, AEL Personal Portfolio Plus and AEL Personal Portfolio(SM) Annuity Contracts to be offered by American Enterprise Life Insurance Company.






/s/Ernst & Young LLP
   Ernst & Young LLP
Minneapolis, Minnesota
April 23, 2001